Exhibit 10.17
AIRCRAFT LEASE AGREEMENT
Effective March 1, 2006
Between
Capitaline Advisors, LLC (“Lessor”)
And
US BioEnergy Corporation (“Lessee”)
Regarding
Beechcraft King Air B200
Manufacturer’s Serial No: BB-1711
FAA Registration Mark: N44KA

THIS AIRCRAFT LEASE AGREEMENT (the “Agreement”) is made and entered into effective as of the 1st day of March, 2006, between, Capitaline Advisors, LLC a South Dakota limited liability company, with its principal office in Brookings, South Dakota (“Lessor”); and US BioEnergy Corporation, a South Dakota corporation, with its principal office in Brookings, South Dakota, (“Lessee”).
     WHEREAS, Lessor wishes to lease on an hourly basis its Beechcraft King Air B200, Manufacturer’s Serial Number BB-1711, Federal Aviation Administration (“FAA”) Registration Mark N44KA, and the appliances, communications equipment, accessories, instruments and other items of equipment installed thereon (the “Aircraft’) to Lessee, and Lessee wishes to lease the Aircraft from Lessor;
     NOW, THEREFORE, in consideration of and subject to the terms and conditions herin, Lessor and Lessee agree as follows:
1. LEASE; TERM
     (a) Effective Date. This Agreement is effective as of March 1, 2006.
     (b) Lease Term. Lessee hereby agrees to lease the Aircraft on an hourly basis from Lessor, and Lessor hereby agrees lo lease the Aircraft to Lessee, pursuant to the terns and conditions in this Agreement. This Agreement shall commence on the first date written above and continue in full force until terminated by either party upon 30 day’s prior written notice or earlier pursuant to Section 7, below.
     (c) Availability and Delivery. The Aircraft shall be available to Lessee, and shall be scheduled for use, on an as-needed and first-come, first-serve basis. In order to schedule the use of the Aircraft, Lessee shall contact Lessor and specify the dates and times use of the Aircraft is requested. At such time, Lessor shall indicate whether or not the Aircraft is available. Should the Aircraft not be available at the requested time, Lessor may indicate alternative dates and times the Aircraft is available to Lessee. Lessee shall not have the right to use the Aircraft for a period of time that would exceed 7 consecutive days without the prior consent of Lessor.
2. USE OF AIRCRAFT
     (a) Permitted Use. Notwithstanding anything herein to the contrary, during the times the Aircraft is leased to Lessee:
     (i) Dry Lease. The parties intend that this Agreement shall constitute a “dry” operating lease. During each usage by Lessee, Lessee shall have possession, command, and operational control over the Aircraft, aircrew and maintenance. “Operational control” shall mean, consistent with 14 C.F.R. § 1.1 and FAA guidelines, the exercise of authority over initiating, conducting, or terminating a flight. Lessee shall exercise complete control over the phases of operation of the Aircraft requiring aviation expertise for all flights under this Agreement.
     (ii) Flight Crew. Lessee shall be solely responsible for supplying a flight crew for Lessee’s operations. Lessee shall ensure that all flight crews (1) are FAA certified and duly qualified to operate the Aircraft in accordance with all applicable laws and regulations; and (2) meet the applicable requirements of Lessor’s insurance policies in Section 8 of this Agreement.

     (iv) Pilot in Command. Lessor and Lessee acknowledge and agree that, contrary provisions of Section 2 notwithstanding, (I) the pilot in command (“PIC”) of any flight, in her or his sole discretion, my terminate the flight, refuse to commence the flight, or take any other flight-related action which in her or his sole judgment is necessitated by considerations of safety, (ii) the PIC of any flight shall have final and complete authority to postpone or cancel the flight for any reason or condition which in his or her judgment would compromise the safety of the flight, and (iii) no such action of the PIC shall create or support any liability for loss, injury, damage, or delay to Lessor.
     (v) Security Precautions. Lessee shall at all times use reasonable care and diligence to maintain the security and safety of the Aircraft and to abide by applicable security regulations and recommendations of the FAA, Department of Transportation, or local airport authorities. Lessee shall secure or hangar the Aircraft at any time it is to be unattended by Lessee or Lessee’s crew.
     (b) Compliance with Laws. Lessee shall not use or cause or permit the Aircraft to be used in any way inconsistent with state, federal or international law or the law of any place to which the Aircraft may go, or contrary to any manufacturer’s operation manuals and instructions, or in violation of any airworthiness certificate, license or registration. Lessee shall not use or cause or permit the Aircraft to be used in any way that would endanger the registration or airworthiness of the Aircraft.
     (c) Compliance with Insurance. Lessee shall not operate the Aircraft or permit or suffer the Aircraft to be operated in conflict with the terms of the insurance coverage pursuant to Section 8 of this Agreement. Lessee shall abide by all geographical limitations of such insurance.
3. RENT, TAXES AND PAYMENTS
     (a) Rent. As rent for the lease of the Aircraft, the Lessee shall pay to the Lessor the amounts set forth in Schedule 1 (“Rent”). Lessee will pay Rent to Lessor no later than the 15th day of the calendar month for the rental activity in the preceding month.
     (b) Taxes. Lessee shall be responsible for any taxes (other than those based on Lessor’s income), including but not limited to sales, use, embarkation or passenger departure taxes, custome duties, charges or levies of the United States, any state or local government or any foreign government related to Lessee’s use, possession, or lease of the Aircraft (collectively “taxes”). Except as otherwise specified in Schedule 1 or any applicable invoice, neither the Rent nor any other payments to be made by Lessee under this Agreement includes the amount of any such taxes which may be assessed or levied by any taxing jurisdictions as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee. Lessee shall be responsible for, shall indemnify and hold harmless Lessor against, and shall remit to Lessor all such Taxes together with each payment of Rent at the time required by applicable taw.
     (c) Operating Costs. Lessee shall be responsible for all expenses related to Lessee’s use of the Aircraft, including, without limitation, all necessary ground and flight operations support such as charts, forms, aircraft cleaning (interior and exterior), lavatory service, deicing, catering, and aircraft stocks (i.e. newspapers, beverages, snacks), all fuel, oil, and lubricants, and all crew hiring costs and crew expenses. Lessee shall pay all such expenses directly unless otherwise agreed to in advance by Lessor. To the extent Lessor pays for such expenses, Lessor shall invoice Lessee for the expenses in conjunction with the invoices for the Rent and Lessee will reimburse Lessor in accordance with Section 3(a).
     (d) Payments. All payments or reimbursements due by virtue of this Agreement shall be made to the Lessor at such address or bank accounts as may be specified to Lessee by Lessor by written notice from time to time.
4. TITLE AND SECURITY
     (a) Title; No Liens. Title to the Aircraft and all equipment subject to this Agreement is retained by Lessor at all times. Lessee may not pledge or encumber the Aircraft in any manner whatsoever, nor permit any liens, other than liens arising by operation of law or liens solely attributable to Lessor, to attach thereto, and Lessee shall promptly cause to be removed any such lien which may be placed on the Aircraft as a result of Lessee’s action or inaction hereunder. Except as set forth in the immediately subsequent paragraph (b), Lessor shall not permit any lien or encumbrance of any kind whatsoever to be created or exist upon the Aircraft if such lien or eucumbrance may or does interfere with Lessee’s quiet use and enjoyment of the Aircraft hereunder.
     (b) Security Interests. In the event that this Agreement or the Aircraft are subject to a security agreement between Lessor and its lender, all rights of Lessee under this Agreement will be subordinate to the rights of under such a security agreement. To the extent, if any, that this Agreement constitutes chattel paper under the UCC in connection with such a security agreement, the original of this Agreement shall be delivered to the lender upon demand as sectary for the obligation of Lessor.
5. REGISTRATION
Lessee undertakes that at all times under this Agreement it shall not do or allow to be done anything whereby the registration of the Aircraft with the FAA may be forfeited or imperiled.
6, MAINTENANCE; COSTS OF OPERATION; NO ALTERATIONS
     (a) Maintenance. Lessor shall pay for costs of any repairs or maintenance of the Aircraft required during the term associated with Lessee’s use, movement and operation of the Aircraft, including, without limitation, all service, repairs, tests, and maintenance necessary to maintain the Aircraft in accordance with FAA regulations, as amended from time to time. Lessor shall have no expense or liability for repair or maintenance delays and shall not be liable to Lessee for any damage from loss of profit or loss of use of Aircraft, either before or after delivery of Aircraft to Lessee.
     (b) Aircraft Documents. Lessor shall maintain and preserve, or cause to be maintained and preserved, in the English language, all Aircraft Documents required by the FAA, the Aircraft manufacturer and the manufacturers of all component parts thereof, and in a current, accurate, and complete manner and shall be available at all reasonable times for examination and inspection by Lessee. For purposes of this Agreement, “Aircraft Documents” means all records and documents (I) required by the applicable law or any manufacturer’s warranty or any applicable maintenance service plan to be maintained with respect to the Aircraft (I1) customarily maintained with respect to aircraft of the same category and class as the Aircraft, or (I11) otherwise associated with the Aircraft, including without limitation, flight records, maintenance and inspection records, modification and repair records, overhaul records, historical records, manuals, logbooks, authorizations, and drawings.

     (c) No Alterations. Lessee shall not alter, modify, or make additions or improvements to the Aircraft without the prior written permission of Lessor, and any such alterations, modifications, additions or improvements shall immediately become the property of Lessor.
     (d) Maior Maintenance Events. Notwithstanding anything to the contrary in this Section 5, Lessee shall be entitled to reimbursement from Lessor for all amounts paid directly to third parties, or may request that Lessor directly pay, any invoice received in connection with any unusual, non-routine, or extraordinary maintenance or repairs, including, without limitation, costs of engine overhauls and costs associated with routine schedule maintenance and inspections.
7. TERMINATION
     (a) By Lessor. Lessor may immediately terminate this Agreement upon the occurrence of any one of the following:
     (i) In the event Lessee fails to pay Rent or other sums due under this Agreement, and such failure is not corrected within 15 days after receipt by Lessee of written notice by Lessor, or
     (ii) In the event Lessee operates the Aircraft in a manner not permitted by Lessor’s insurance or FAA rules or regulations, upon written notice; or
     (iii) In the event Lessee fails to observe or fulfill any term, condition and/or provision of this Agreement other than those specified in Sections 7(a)(i) or 7(a)(ii) and such failure is not corrected within 30 days after receipt by Lessee of written notice from Lessor.
     (b) By Lessee. Lessee may immediately terminate this Agreement in the event Lessor fails to observe or fulfill any term, condition and/or provision of this Agreement and such failure is not corrected within 30 days after written notice by Lessee.
     (c) Rights Upon Termination. Upon the termination of this Agreement, rights of the Lessee as to the Aircraft pursuant to this Agreement shall immediately cease and terminate. If the Lessor terminates this Agreement as provided in this Section 7, Lessee shall notwithstanding such termination, be liable to the Lessor for any arrears of Rent or other amounts due under this Agreement. The provisions of Sections 4 and 5 shall survive the termination of this Agreement.
8. INSURANCE AND INDEMNIFICATION
     (a} Insurance. Lessor shall provide insurance coverage related to Lessee’s possession, use, maintenance and operations of the Aircraift, under policies in form and substance and with insurers reasonably satisfactory to Lessee, as follows:
     (i) Liability. The policies will insure liability for personal injuries, death or property damages, or any one or more of them, arising or occasioned in any manner occasioned by the acts or omissions of Lessor, Lessee, or others with respect to the custody, operation or use of or with respect to said Aircraft in an amount not less than $10,000,000 per occurrence relative to the personal injuries and/or death, and relative to the property damage of others, all set within a single limit of coverage. Lessee shall be an additional insured on said policies.

     (ii) Hull Insurance. The policies will insure against the loss or damage from any cause or causes to the Aircraft for not less than $1,800,000 unless a different value is agreed upon in writing between Lessee and Lessor. The policies shall be for the benefit of Lessor with Lessor named as the sole loss payee. Any policies insuring against the loss or damage to the Aircraft will provide a waiver of subrogation in favor of Lessee. Lessee shall be responsible for the amount of the deductible, if any, if the damage to said Aircraft is incurred during Lessee’s use hereunder. Such deductible will not exceed $5,000 in motion or $2,000 not in motion unless agreed upon in writing between Lessee and Lessor. Such policies need not include coverage against war risks.
     (iii) Conditions. The policies shall also specifically grant approval for all Lessee’s pilots that meet the requirements of the policies, including, without limitation, pilots approved by the insurer and pilots that meet the requirements of any “open pilot warranty” under the policy. Such insurance under this Section 8 shall be primary, without any right of contribution from Lessee or any insurance maintained by Lessee. Lessor’s insurance shall provide that any cancellation or substantive change in coverage shall not be effective as to Lessee without written notice to Lessee from Lessor’s insurer at least 10 days for cancellation due to nonpayment, 7 days for cancellation due to war risks, or otherwise 30 days for any other change or cancellation.
     (iv) Certificates of Insurance. Lessor shall deliver to Lessee a certificate of insurance upon executive of this Agreement, as well as additional certificates from time-to-time as requested by Lessee, but not less often than annually. Such certificate shall include evidence of premiums paid and all policy amendments or endorsements necessary to satisfy the requirements of this Section 8.
     (b) Indemnification by Lessee. Lessee agrees to indemnify, defend, and hold Lessor and all other users of the Aircraft harmless from any and all fines, citations, forfeitures, or penalties of any kind imposed by the FAA or any other governmental entity arising out of operation, use, or possession of the Aircraft by Lessee during the term of this Agreement, except to the extent arising from the negligence or willful misconduct by Lessor or other users.
     (c) Indemnification by Lessor. Lessor agrees to indemnify, defend, and hold Lessee harmless from any and all fines, citations, forfeitures, or penalties of any kind imposed by the FAA or any other governmental entity arising out of the operation, use, or possession of the Aircraft by Lessor or other users, except to the extent arising out of the negligence or willful misconduct of Lessee.
9. REPRESENTATIONS AND WARRANTIES / DISCLAIMER
     (a) By Lessor. Lessor represents and warrants to Lessee that Lessor has full authority to enter into and fulfill this Agreement and has taken all steps and has done all acts required by applicable law to permit Lessor to enter into and fulfill this Agreement, and upon execution, this Agreement shall become the legal, valid and binding obligation of Lessor, enforceable in accordance with its terms.
     (b) By Lessee. Lessee represents and warrants to Lessor that:
     (i) Lessee is not and shall not be bound by any other agreements, restrictions, or obligations which do or would in any way interfere with or be inconsistent with or be violated by this Agreement, nor shall Lessee assume any such obligations or restrictions, which do or would in any way interfere with or be inconsistent with or be violated by this Agreement.
     (ii) Lessee has full authority to enter into and fulfill this Agreement and has taken all steps and has done all acts required by applicable law to permit Lessee to enter into and fulfill this Agreement and that upon execution, this Agreement shall become the legal, valid and binding obligation of Lessee, enforceable in accordance with its terms.
     (c) Disclaimer; Limitation of Liability. EXCEPT AS EXPRESSLY STATED TO THE CONTRARY HEREIN, THE AIRCRAFT IS BEING LEASED BY THE OWNER TO THE OPERATOR HEREUNDER ON A COMPLETELY “AS IS”, “WHERE IS”, BASIS. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF, AND OWNER DISCLAIMS AND OPERATOR WAIVES, ALL OTHER REPRESENTATIONS OR WARRANTIES OF EVERY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS OF AND WARRANTIES, WITH RESPECT TO THE AIRCRAFT, OF AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION, OPERATION, FITNESS FOR A PARTICULAR USE, ABSENCE OF LATENT AND OTHER DEFECTS WHETHER OR NOT DISCOVERABLE, ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AND QUALITY OF MATERIALS OR WORKMANSHIP. IN NO EVENT SHALL EITHER PARTY TO THIS GREEMENT BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES ARISING FROM LOSS OF USE, LOSS OF REVENUE OR PROFIT, OR DIMINUTION IN VALUE OF THE AIRCRAFT.
10. NOTICES
     All notices or other communications required under this Agreement shall be in writing and shall be effective when delivered personally or deposited in the mail, postage prepaid, and addressed to the parties at their respective addresses first written above, unless by such notice a different party or address shall have been designated in writing.
11. MISCELLANEOUS
     (a) Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties as of the date hereof and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises and warranties made with respect to the subject matter of this Agreement. This Agreement may not be amended except in a writing signed by all parties.
     (b) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Lessor and Lessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

     (c) No Assignment. Neither party may assign its fights or obligations under this Agreement without the prior written permission of the other.
     (d) Further Assurances. The parties hereto agree to cooperate with each other in effectuating this Agreement, and, at the reasonable request of the other party, to execute and deliver such further documents or instruments and take such further actions as shall reasonably be requested in order to carry out the proposes of this Agreement.
     (e) No Waiver. Neither party shall be deemed to have waived any breach by the other party of any provision of this Agreement unless it expressly does so in writing. If either patty shall expressly waive any right hereunder, such waiver shall not be construed as a continuing waiver of other rights under the same or other provisions of this Agreement.
     (f) Force Majeure. Either party shall be relieved of its obligations hereunder if the performance hereof is delayed or prevented or interrupted by any cause beyond its reasonable control, including but not limited to, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or orders of any governmental authority.
12. GOVERNING LAW
This Agreement shall be governed by and interpreted in accordance with the laws of the State of South Dakota (excluding its choice of law rules) and the United States of America.
13. TRUTH IN LEASING
TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.
(a) LESSOR HEREBY CERTIFIES THAT THE AIRCRAlCT HAS BEEN INSPECTED AND MAINTAINED FROM THE DATE OF ITS DELIVERY TO LESSOR TO THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 135 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.
(b) LESSOR WILL CONTINI.IE AT ALL TIMES UNDER THIS LEASE TO MAINTAIN AND INSPECT THE AIRCRAFT UNDER FAR PART 135 FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.
(c) LESSOR AND LESSEE AGREE, CERTIFY AND KNOWINGLY ACKNOWLEDGE THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, LESSEE SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THAT AIRCRAFT. LESSEE IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE.
(d) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.
(e) LESSEE IS RESPONSIBLE FOR COMPLYING WITH THE TRUTH IN LEASING REQUIREMENTS SET FORTH IN SCHEDULE 2.

LESSEE HEREBY ACKNOWLEDGES THIS TRUTH IN LEASING STATEMENT AND THAT HE OR SHE UNDERSTANDS THE RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL REGULATIONS.

Signature of Lessee:	/s/ GORDON OMMEN

Printed Name of Lessee:

IN WITNESS WHEREOF, the parties have entered into this Aircraft Lease Agreement on the date first written above.

LESSOR:	LESSEE:

Capitaline Advisors, LLC	US BioEnergy Corporation

/s/ STEVEN P. MYERS	/s/ GORDON OMMEN

By: Steven P. Myers	By: Gordon W. Ommen
Is: President	Its: Chief Executive Officer

Lease Payment
Lessee will pay monthly installments that equal:

Base Monthly Fee	$25,000.00

Hourly Charge for Use of Aircraft:	$300.00
Payments will be made on or before the 15th of each month.